.

Rise Gold Closes $3,000,000 Financing including Strategic Investor Equinox
Partners

May 9, 2025 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (the "Company" or "Rise") is pleased to announce that it has closed the non-brokered private placement of units ("Units") announced in its April 23, 2025 news release (the "Financing").

The Company raised a total of US$3,000,000 through the sale of 36,585,361 units (each a "Unit") at a price of US$0.082 per Unit. Each Unit consists of one share of common stock (a "Share") and one half of a common share purchase warrant (each whole warrant a "Warrant"). Each Warrant entitles the holder to purchase an additional Share of the Company at an exercise price of US$0.15 within three years of closing.

The Company has paid finder's fees in accordance with CSE policies of US$3,000 and issued a total of 36,585 finder's warrants, with each finder's warrant entitling the holder to acquire one Share at a price of US$0.15 until May 8, 2028.

Rise would like to thank each of the subscribers who participated in this private placement to support the Company's efforts to unlock the value of the historic Idaho-Maryland-Brunswick Mine (the "IM Mine"). The IM Mine produced 2.4 million ounces at a mill grade of 17 grams per tonne from the 1860s to 1956. Production peaked at 121,000 ounces in 1940 at 12.9 g/t before a workers' strike in 1941 and forced closure by the War Department in 1942. The owner of the IM Mine had been in the process of doubling production throughput when the government forced the mine to close to reallocate resources to the war effort.

The Company would like to thank especially Equinox Partners, which invested US$1.5 million in this private placement and now owns 19.8% of the Company on an undiluted basis. Equinox Partners has a twenty-five-year track record investing in precious metals and other resource sectors. Myrmikan Gold Fund also participated, investing US$532,208.

Joe Mullin, President and CEO, stated: "We are pleased to have Equinox make this investment in Rise Gold, initiating a strategic relationship that will contribute to the reopening of the Idaho-Maryland Mine."

The Company also announces that it has renegotiated its debt agreement with Eridanus Capital LLC ("Eridanus") previously announced in its September 3, 2019 news release. Eridanus is an affiliate of Myrmikan Capital, LLC, which operates in the gold and silver junior mining sector. Eridanus has agreed to extend the maturity date of the loan to September 4, 2027 and to reduce the interest rate to 15% for the duration of the debt facility.

Certain directors and officers of Rise Gold, directly, through entities controlled by them, or through entities for which they exercise control or direction over investment decisions, purchased an aggregate of 9,904,196 Units for gross proceeds of US$812,144. The participation of these directors and officers in the Private Placement constitutes a "related party transaction" under Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions ("MI 61-101"). Rise Gold is relying on exemptions from the formal valuation requirements of section 5.4 of MI 61-101 and minority shareholder approval requirements of section 5.6 of MI 61-101. As the fair market value of the related parties' participation is not more than 25% of Rise Gold's market capitalization, the related party transaction is exempt from the formal valuation requirements pursuant to subsection 5.5(a) of MI 61-101 and from the minority approval requirements pursuant to subsection 5.7(1)(a) of MI 61-101. A material change report, as contemplated by the related party transaction requirements under MI 61-101, was not filed more than 21 days prior to closing as the extent of related party participation in the Private Placement was not known until shortly prior to the closing.

All securities issued pursuant to the Financing are subject to statutory hold periods in accordance with applicable United States and Canadian securities laws. Under Canadian securities laws the securities are subject to a hold period expiring on September 9, 2025. Rise Gold will use the proceeds from the Financing for general working capital, debt repayment, and settlement of related party fees.

The securities offered have not been registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), or any state securities laws and may not be offered or sold absent registration or compliance with an applicable exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President and CEO

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 917.349.0060

jmullin@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur. This information and these statements are not historical facts, are made as of the date of this news release and include without limitation, statements regarding discussions of future plans, estimates and forecasts and statements as to management's expectations and intentions with respect to, among other things, the anticipated use of the proceeds raised under the Financing and the reopening of the IM Mine.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, the risk that the Company will not be able to utilize the proceeds of the Financing as anticipated, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.